Exhibit 16.1

KPMG LLP

2100 Dominion Tower

999 Waterside Drive

Nortolk, VA 23510

March 29, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Hampton Roads Bankshares, Inc. and, under the date of March 1, 2007, we reported on the consolidated financial statements of Hampton Roads Bankshares, Inc. and subsidiaries as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On March 27, 2007, we were dismissed. We have read Hampton Roads Bankshares, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 27, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with any of Hampton Roads Bankshares, Inc.’s statements contained in paragraphs one, five, and six of Item 4.01.

Very truly yours,